Exhibit 3.41

ARTICLES OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF

WESTERN ENERGY COMPANY

Western Energy Company, a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Montana (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Western Energy Company.

2. The Corporation filed its Restated Articles of Incorporation with the Secretary of

State of the State of Montana on June 25, 1969.

3. By unanimous written consent of the Board of Directors of the Corporation as of April 30, 2001 a resolution was duly adopted, pursuant to Section 35-1-227 of the Montana Business Corporation Act, setting forth Articles of Amendment to the Restated Articles of

Incorporation of the Corporation and declaring said Articles of Amendment to the Restated

Articles of Incorporation to be advisable. As of April 30, 2001, there were a total of

118,111.429 shares of the Corporation’s capital stock issued and outstanding. No shares of the Corporation’s capital stock are entitled to vote as a class and each share of outstanding capital stock entitles the holder to one vote. By unanimous written consent dated April 30, 2001, the stockholder of the Corporation duly approved said proposed Articles of Amendment to the Restated Articles of lncorporation in accordance with Section 35-1-227 of the Montana Business Corporation Act. The resolution setting forth the Articles of Amendment to the Restated Articles of lncorporation is as follows:

RESOVED: That the Restated Articles of Incorporation of the Corporation, be amended as follows:

1. That the following ARTICLE X and ARTICLE XI be included in the Articles of

Incorporation of the Corporation:

“ARTICLE X

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in the by-laws of the Corporation; provided, however, that at all times the Board of Directors shall include at least one Independent Director. The term “Independent Director” shall mean a director of the Corporation who is not at the time of appointment and has not been at any time during the preceding five (5) years: (1) a stockholder, director (with the exception of serving as an independent director of the Corporation), officer, employee, member, partner, attorney or counsel of the Corporation or of any entity that is an Obligor (as such term is defined below) or a member of the Parent Group (as such term is defined below) or any affiliate of any of them (except that he or she may be or become an independent director of any Single Purpose Entity (as such term is defined below)); (2) a customer or supplier of the Corporation or any of its affiliates; or (3) any member of the immediate family of a person described in clauses (1) or (2). As used herein, the terms “Obligor” and “Parent Group” shall have the meanings ascribed thereto in the Term Loan Agreement dated as of April 27, 2001 (the “Term Loan Agreement”), by and between Westmoreland Mining LLC, the Corporation, certain other parties named therein as “guarantors,” and the initial purchasers named therein, as the same may be amended, modified or supplemented from time to time. The term “Single Purpose Entity” shall mean an entity which is organized solely for the purposes of carrying out the activities described in its charter and which does not engage in any business unrelated to such activities, does not have any assets other than those related to its interest in the activities or any indebtedness other than as not prohibited by the contracts and other agreements applicable to it, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other entity, and which holds itself out as being an entity separate and apart from any other entity.

ARTICLE XI

Notwithstanding any provision hereof to the contrary, so long as any Obligation (as such term is defined in the Term Loan Agreement) is outstanding, the Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies (including the Independent Director, or if there is more than one, all of the Independent Directors), institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, or trustee, or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action.”

4. Except as amended hereby, the Restated Articles of Incorporation shall remain in full force and effect.

5. The foregoing amendment does not provide for an exchange, reclassification or cancellation of issued shares of the Corporation.

EXECUTED on April 30, 2001

Western Energy Company

By:

Robert J. Jaeger

Vice President